UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                         THE AMERICAN ENERGY GROUP, LTD.
             (Exact name of registrant as specified in its charter)

             Nevada                                      87-0448843
(State or other jurisdiction of
 incorporation or organization)             (I.R.S. Employer Identification No.)


    120 Post Road West, Suite 202
              Westport, CT                                 06880
(Address of principal executive offices)                 (Zip Code)


                    2005 Consultant Equity Participation Plan
                            (Full title of the plan)

                                 Pierce Onthank
                          120 Post Road West, Suite 202
                               Westport, CT 06880
                     (Name and address of agent for service)

                                 (203) 222-7315
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
                        Proposed maximum Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered        registered (1)          share (2)            price (2)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 2,000,000               $0.82              $1,640,000             $207.79
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 26, 2005, as reported on the OTC Electronic Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents are hereby incorporated by reference into this registration statement:

                  (a) The Annual Report for the fiscal year ended June 30, 2004, filed by the registrant with the Securities and Exchange Commission (the "Commission") on Form 10KSB, filed by the registrant on August 30, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (b) The quarterly report for the quarter ended September 30, 2004, filed by the registrant with the Commission on Form 10QSB on November 15, 2004.

                  (c) The quarterly report for the quarter ended December 31, 2004, filed by the registrant with the Commission on Form 10QSB on February 23, 2005.

                  (d) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

                  James M. Hughes has rendered a legal opinion on the validity of the securities being registered hereunder. James M. Hughes currently owns Common Stock and is eligible to receive shares of the Company's Common Stock pursuant to this Form S-8 registration statement.

Item 6.           Indemnification of Directors and Officers.

         Section 78.037 of the Nevada Revised Statutes provides generally and in pertinent part that a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Additionally, Section 78.751 of the Nevada Corporation Code permits indemnification of directors and officers for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any and all civil, criminal and administrative action. Additionally, Nevada law permits a corporation to make financial arrangements to provide a buffer against potential liability, including the creation of a trust fund, the establishment of a program of self insurance, securing an obligation with a lien on corporate assets, or the establishment of a credit, guarantee or other surety. Article IX of our Articles of Incorporation and Article VIII of our Bylaws provide, in general, that our directors and officers shall be indemnified from expenses incurred in the defense of any proceeding so long as his or her actions were undertaken in good faith.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  5.     Opinion regarding legality
                  23.1   Consent of Chisholm, Bierwolf & Nilson, LLC
                  23.2   Consent of James M. Hughes (included in Exhibit 5)
                  99.1   2005 Consultant Equity Participation Plan

Item 9.           Undertakings.

                  (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut on this 27th day of April, 2005.

                                  THE AMERICAN ENERGY GROUP, LTD.
                                  A Nevada Corporation


                                  /S/
                                  ------------------------------------------
                                  By:  Pierce Onthank
                                  Its: President and Chief Executive Officer

                                INDEX TO EXHIBITS

Exhibit Number    Description

5.                Opinion regarding legality
23.1              Consent of Chisholm, Bierwolf & Nilson, LLC
23.2              Consent of James M. Hughes (included in Exhibit 5)
99.1              2005 Consultant Equity Participation Plan